Exhibit 99.1
OSI Restaurant Partners, Inc.
2006 Outlook Supplement - Stock-based Compensation

During the first quarter of 2006, all managing partners were given an opportunity to elect participation in a new Partner Equity Program (“PEP” or the “Plan”), more fully described in the Company’s 2005 Form 10-K. This new Plan became effective for approximately 96% of all managing partners in current employment agreements and for all new managing partner employment agreements signed after March 1, 2006. The PEP replaced the issuance of stock options (to restaurant managing partners and chef partners at the completion of their five year employment agreement) with a deferred compensation program. Additionally, the Company adopted a new accounting pronouncement January 1, 2006 that requires the expensing of stock options.

On April 19, 2006, the Company issued a press release with revised guidance for the full year 2006 which included estimates for stock-based compensation expense (consisting of costs of expensing stock options and restricted stock as well as new stock-based compensation expense associated with implementation of the PEP). In the Consolidated Statements of Income, stock-based compensation expenses are categorized as “Labor and other operating” expense and “General and administrative” expense for costs associated with the managing partners of the restaurants and company management, respectively. The following supplemental table details currently anticipated full year 2006 PEP, restricted stock and stock option expense by category and should be read in conjunction with the Company’s first quarter earnings release and its March 31, 2006 Form 10-Q. These after-tax estimated expenses are based on certain assumptions, which include but are not limited to: a 39% statutory tax rate, application of the IRC Section 162(m) limitation on compensation deductions, restaurant profitability estimates, employee turnover estimates and new restaurant development expectations, and do not contemplate new grants of stock options or restricted stock to company management.

	Three months ended				Year ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2006	2006	2006	2006	2006
2006 Stock-based compensation estimates, after adjustment for taxes (in thousands):
Expenses categorized as "Labor and other related"
PEP conversion costs (1)	$6,200	$3,500	$2,800	$2,300	$14,800
PEP ongoing costs (2)	1,400	3,400	3,500	3,600	11,900
Options / 123R (3)	600	600	600	500	2,300
Restricted stock (4)	400	600	700	900	2,600
	8,600	8,100	7,600	7,300	31,600

Expenses categorized as "General and administrative"
Options / 123R (3)	900	800	800	800	3,300
Restricted stock (4)	1,300	1,400	1,500	1,500	5,700
	2,200	2,200	2,300	2,300	9,000

Total 2006 stock-based compensation estimates	$10,800	$10,300	$9,900	$9,600	$40,600
__________________
(1)
The PEP “conversion costs” represent a portion of the costs of the PEP that would have been recorded in prior years if the Company had been required to expense all stock-based compensation and the new program had been in place at the inception of all existing manager partner contracts.

(2)	The PEP “ongoing costs” represent the current period portion of the costs of the PEP.
(3)
Anticipated expenses from Company management and managing partner employment grants of stock options. Stock options were not required to be expensed under accounting guidance in 2005 but are expensed beginning in 2006 upon adoption of a new accounting standard. Guidance for 2006 as provided by the Company on April 19, 2006 included estimated stock-based compensation expense for stock options, which could vary based upon employee turnover and other factors.

(4)
Anticipated expenses from Company management and managing partner employment grants of restricted stock. Guidance for 2006 includes estimated stock-based compensation expense for restricted stock, which could vary based upon new grants, employee turnover and other factors.

Information in this supplement includes forward-looking statements. Forward-looking statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, price and availability of commodities, such as beef, chicken, shrimp, pork, seafood, dairy, potatoes, onions and energy supplies, which are subject to fluctuation and could increase or decrease more than the Company expects; inflation; increased labor and insurance costs; changes in consumer tastes and the level of acceptance of the Company's restaurant concepts (including consumer acceptance of price increases); consumer perception of food safety; local, regional, national and international economic conditions; the seasonality of the Company’s business; demographic trends; the cost of advertising and media; and government actions and policies. Forward-looking statements regarding guidance for 2006, stock-based compensation and the Partner Equity Program include estimates and assumptions, including but not limited to, restaurant operating performance, forfeiture rates of employees with equity grants, additional grants of restricted stock and stock options and development of new restaurants, which may differ materially from actual results. Further information on potential factors that could affect the financial results of OSI Restaurant Partners, Inc. are included in its 2005 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this supplement.